Exhibit 99

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results

•	Q4 Sales Increase 24 Percent to $8.2 Billion; 2018 Sales Increase 16 Percent to $30.1 Billion

•	Q4 EPS of $2.06; 2018 EPS of $18.49

•	Q4 and 2018 Net Earnings Reduced by $495 Million After-tax Mark-to-Market Pension and Other Postretirement Benefit (MTM) Expense

•	Q4 MTM-adjusted EPS[1] of $4.93; 2018 MTM-adjusted EPS[1] of $21.33

•	2018 Cash from Operations of $3.8 Billion; 2018 Free Cash Flow[1] of $2.6 Billion

•	$2.1 Billion Distributed to Shareholders through Share Repurchases and Dividends

•	Expects 2019 Sales of Approximately $34 Billion, MTM-adjusted EPS of $18.50 to $19.00 and Free Cash Flow[1] of $2.6 to $3.0 Billion

FALLS CHURCH, Va. – Jan. 31, 2019 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2018 sales increased 24 percent to $8.2 billion. For 2018, sales increased 16 percent to $30.1 billion. Fourth quarter operating income increased 40 percent to $943 million and 2018 operating income increased 17 percent to $3.8 billion. Fourth quarter and full year 2018 operating results reflect the addition of Innovation Systems in June 2018.
As previously announced, the company retrospectively adopted the mark-to-market method of accounting for pension and other postretirement benefits (MTM) as of Dec. 31, 2018 and revised prior period results to reflect that change. This change resulted in an after-tax MTM expense of $495 million in 2018 and an after-tax MTM benefit of $404 million in 2017. As a result, fourth quarter 2018 net earnings decreased 47 percent to $356 million, or $2.06 per diluted share. 2018 net earnings increased 13 percent to $3.2 billion, or $18.49 per diluted share, also reflecting the MTM expense.
MTM-adjusted earnings1 and MTM-adjusted diluted earnings per share1 are the measures the company will use to describe its comparative performance to prior periods and guide for diluted earnings per share.
MTM-adjusted fourth quarter and 2018 net earnings increased 220 percent and 51 percent, respectively, and for the same periods, MTM-adjusted diluted earnings per share1 increased 224 percent to $4.93 and 52 percent to $21.33, respectively. The two main drivers were the addition of Innovation Systems in 2018 and the impacts related to the Tax Cuts and Jobs Act (the “2017 Tax Act”) in 2017.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Fourth quarter and full year 2017 MTM-adjusted net earnings1 were reduced by higher tax expense resulting from the enactment of the 2017 Tax Act and a discretionary pre-tax pension contribution, which together reduced MTM-adjusted net earnings1 by $302 million, or $1.72 per share, in both periods, primarily related to the write-down of deferred tax assets.
On Jan. 4, 2019, the company completed its previously announced $1 billion accelerated share repurchase (ASR), which retired 3.84 million shares at an average price of approximately $260 per share. The remaining share repurchase authorization after completion of the ASR is approximately $4.1 billion.
“Our fourth quarter and full year financial results, along with our 2019 outlook, demonstrate that we are on a solid growth trajectory. I'm confident we are well positioned to deliver innovative and affordable solutions, with an enhanced degree of agility to create value for our customers and shareholders,” said Kathy Warden, chief executive officer and president.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	3

Table 1 — Consolidated Operating Results Highlights

	Fourth Quarter		Full Year
($ in millions, except per share amounts)	2018	2017	2018	2017
Sales	$8,156	$6,552	$30,095	$26,004
Segment operating income[1]	927	647	3,447	2,903
Segment operating margin rate[1]	11.4%	9.9%	11.5%	11.2%
Net FAS (service)/CAS pension adjustment	173	160	613	638
Unallocated corporate expense and other	(157)	(135)	(280)	(323)
Intangible asset amortization and PP&E step-up depreciation	(93)	—	(220)	—
MTM-related deferred state tax benefit (expense)[2]	29	(24)	29	(24)
Other[3]	(93)	(111)	(89)	(299)
Operating income	943	672	3,780	3,218
Operating margin rate	11.6%	10.3%	12.6%	12.4%
Interest expense	(142)	(136)	(562)	(360)
Net FAS (non-service) pension benefit	267	175	1,049	699
MTM (expense) benefit	(655)	538	(655)	536
Other, net	(10)	60	130	136
Earnings before income taxes	403	1,309	3,742	4,229
Federal and foreign income tax expense	(47)	(637)	(513)	(1,360)
Net earnings	$356	$672	$3,229	$2,869
Diluted EPS	2.06	3.83	18.49	16.34

Weighted average shares outstanding — Basic	171.8	174.2	173.7	174.4
Dilutive effect of share-based awards	0.8	1.3	0.9	1.2
Weighted average shares outstanding — Diluted	172.6	175.5	174.6	175.6

MTM-adjusted Net earnings
Net earnings	$356	$672	$3,229	$2,869
MTM expense (benefit)	655	(538)	655	(536)
MTM-related deferred state tax (benefit) expense[2]	(29)	24	(29)	24
Federal tax (benefit) expense of items above[2]	(131)	108	(131)	108
After-tax MTM adjustment	495	(406)	495	(404)
MTM-adjusted net earnings[1]	$851	$266	$3,724	$2,465

MTM-adjusted per Share Data
Diluted EPS	2.06	3.83	18.49	16.34
MTM expense (benefit) per share	3.80	(3.07)	3.76	(3.06)
MTM-related deferred state tax (benefit) expense per share[2]	(0.17)	0.14	(0.17)	0.14
Federal tax (benefit) expense of items above per share[2]	(0.76)	0.62	(0.75)	0.62
After-tax MTM adjustment per share	2.87	(2.31)	2.84	(2.30)
MTM-adjusted diluted EPS[1]	4.93	1.52	21.33	14.04

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
2	Based on a 21% federal tax rate and 4.5% state tax rate for all periods presented.
3
Includes deferred state tax expense of $24 million and $34 million, respectively, for the years ended December 31, 2018 and 2017, and $6 million and $9 million, respectively, for the quarters ended December 31, 2018 and 2017, resulting from reversal of previously recognized amortization of net actuarial losses in connection with the change in pension accounting.

Fourth quarter 2018 sales increased 24 percent, due to the acquisition of Innovation Systems and higher sales at Aerospace Systems and Mission Systems, partially offset by lower sales at Technology

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	4

Services. For 2018, sales increased 16 percent and reflect the same trends as described for the fourth quarter.
Fourth quarter segment operating income increased 43 percent to $927 million, and segment operating margin rate increased to 11.4 percent. The segment operating income increase reflects the acquisition of Innovation Systems and higher sales at Aerospace Systems and Mission Systems. The improvement in segment operating margin rate is due to improved performance at all three legacy Northrop Grumman sectors. For 2018, segment operating income increased 19 percent to $3.4 billion, and segment operating margin rate increased to 11.5 percent, and reflect the same trends as described for the fourth quarter.
Fourth quarter 2018 operating income and margin rate increased to $943 million and 11.6 percent, respectively, due to the 43 percent increase in segment operating income, partially offset by a $23 million increase in unallocated corporate expense. For 2018, operating income increased $562 million, or 17 percent, primarily due to the increase in segment operating income and a $42 million decrease in unallocated corporate expense, partially offset by a $25 million decrease in our net FAS (service)/CAS pension adjustment. The 2018 operating margin rate increased to 12.6 percent due to a higher segment operating margin rate, lower unallocated corporate expense, partially offset by a decrease in net FAS (service)/CAS pension adjustment.
Fourth quarter and 2018 results also reflect the company's adoption of the MTM method of accounting for its pension and other postretirement benefit (OPB) plans as of Dec. 31, 2018. Under MTM accounting, the company recognized a $655 million non-cash, pre-tax pension and OPB actuarial loss principally resulting from the difference between expected and actual plan asset returns in 2018 and the change in the company's actuarial discount rate. Net plan asset losses in 2018 were 3.5 percent compared with an expected 8.0 percent long-term rate of return, and the company's discount rate increased to 4.31 percent from 3.68 percent. Northrop Grumman has retrospectively applied the MTM method of accounting and revised prior period results. Schedule 6 of this release contains revised financial information for 2016, 2017 and each quarter of 2018. This method of accounting is preferable under U.S. GAAP as it aligns more closely with fair value principles by not delaying the recognition of gains and losses into future periods.
The company’s fourth quarter federal and foreign income tax expense declined to $47 million, reflecting the benefit of the 2017 Tax Act. The company's 2018 federal and foreign income tax expense declined to $513 million, principally due to the benefit of the 2017 Tax Act and a $56 million increase in research credits.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	5

Table 2 — Cash Flow Highlights

	Fourth Quarter		Full Year
($ millions)	2018	2017	2018	2017
Net cash provided by operating activities	$2,377	$1,607	$3,827	$2,613
After-tax discretionary pension contributions impact	23	325	186	325
Cash provided by operating activities before after-tax discretionary pension contributions[1]	$2,400	$1,932	$4,013	$2,938

Net cash provided by operating activities	$2,377	$1,607	$3,827	$2,613
Less: capital expenditures	(463)	(278)	(1,249)	(928)
Free cash flow[1]	$1,914	$1,329	$2,578	$1,685
After-tax discretionary pension contributions impact	23	325	186	325
Free cash flow before after-tax discretionary pension contributions[1]	$1,937	$1,654	$2,764	$2,010

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
Fourth quarter 2018 cash provided by operating activities increased to $2.4 billion and, for 2018, cash provided by operating activities increased to $3.8 billion. The increases in both periods are principally due to higher earnings and improved trade working capital performance, including the seasonality of Innovation Systems' cash flows weighted to the second half of the year, resulting in cash generation well in excess of Innovation Systems' earnings. Fourth quarter 2018 free cash flow before after-tax discretionary pension contributions increased to $1.9 billion and for 2018, free cash flow before after-tax discretionary pension contributions totaled $2.8 billion. In 2018, the company's pre-tax discretionary pension contributions totaled $280 million.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	6

Table 3 — Segment Operating Results

	Fourth Quarter			Full Year
($ millions)	2018	2017	Change	2018	2017	Change
Sales
Aerospace Systems	$3,197	$3,019	6%	$13,096	$12,131	8%
Innovation Systems	1,461	—		3,276	—
Mission Systems	3,041	2,975	2%	11,709	11,470	2%
Technology Services	1,065	1,152	(8%)	4,297	4,687	(8%)
Intersegment eliminations	(608)	(594)		(2,283)	(2,284)
	8,156	6,552	24%	30,095	26,004	16%
Segment operating income[1]
Aerospace Systems	337	302	12%	1,411	1,289	9%
Innovation Systems	143	—		343	—
Mission Systems	398	340	17%	1,520	1,442	5%
Technology Services	115	71	62%	443	449	(1%)
Intersegment eliminations	(66)	(66)		(270)	(277)
Segment operating income[1,2]	927	647	43%	3,447	2,903	19%
Segment operating margin rate[1]	11.4%	9.9%	150 bps	11.5%	11.2%	30 bps

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
[2]	Refer to Table 1 for reconciliation to operating income.
Aerospace Systems

	Fourth Quarter			Full Year
($ in millions)	2018	2017	Change	2018	2017	Change
Sales	$3,197	$3,019	6%	$13,096	$12,131	8%
Operating income	337	302	12%	1,411	1,289	9%
Operating margin rate	10.5%	10.0%		10.8%	10.6%
Aerospace Systems fourth quarter 2018 sales increased 6 percent, principally due to higher volume for Manned Aircraft and Space programs. Higher volume for Manned Aircraft reflects increases in restricted activities, as well as higher volume for the F-35 program. Higher Space sales reflect increases in restricted activities and ramp-up activities for the new Enhanced Polar System Recapitalization program. Sales in Autonomous Systems were comparable to the prior year period.
For 2018, Aerospace Systems sales rose 8 percent, principally due to higher volume for restricted activities and the F-35 program in Manned Aircraft. The 2018 sales increase also includes higher volume for Autonomous Systems and Space programs. Autonomous Systems sales increase includes higher volume on several programs including Triton, Fire Scout and Firebird programs. Higher Space sales are principally due to volume increases for restricted activities and the Ground Based Strategic Deterrent TMRR program.
Aerospace Systems fourth quarter 2018 operating income increased 12 percent, and operating margin rate increased to 10.5 percent. Higher operating income reflects higher sales, and higher operating margin rate reflects improved performance for Manned Aircraft and Autonomous Systems programs. For 2018, operating income increased 9 percent and operating margin rate increased to 10.8 percent. Higher operating income reflects higher sales, and higher operating margin rate reflects improved performance for Manned Aircraft and Autonomous Systems.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	7

Innovation Systems

	Fourth Quarter			Full Year
($ in millions)	2018	2017	Change	2018	2017	Change
Sales*	$1,461	$—		$3,276	$—
Operating income	143	—		343	—
Operating margin rate	9.8%	—		10.5%	—

*	In our comparative discussion below, we reference pro forma sales. See Note 2 to the consolidated financial statements in our annual report on Form 10-K for consolidated pro forma information.
Innovation Systems fourth quarter 2018 sales increased 7 percent, compared with $1.4 billion pro forma sales in the fourth quarter of 2017. The sales increase was due to higher volume for Flight Systems and Defense Systems, partially offset by lower volume for Space Systems. Flight Systems sales reflect higher volume on a number of programs including the Ground-based Midcourse Defense (GMD), F-35 and Trident II programs. Defense Systems sales growth largely reflects higher international sales and higher volume on the Advanced Anti-Radiation Guided Missile (AARGM) program.
For 2018, Innovation Systems sales were $5.6 billion compared with $4.8 billion, each on a pro forma basis. The 17 percent increase reflects higher volume in all three business areas. Defense Systems sales growth largely reflects higher international sales and higher volume on AARGM and small caliber ammunition programs. Flight Systems sales were primarily driven by higher GMD, A350 and F-35 volume. Space Systems sales increased primarily due to higher government satellite volume.
Innovation Systems fourth quarter 2018 operating income totaled $143 million and operating margin rate was 9.8 percent. For 2018, operating income totaled $343 million and operating margin rate was 10.5 percent.
Mission Systems

	Fourth Quarter			Full Year
($ in millions)	2018	2017	Change	2018	2017	Change
Sales	$3,041	$2,975	2%	$11,709	$11,470	2%
Operating income	398	340	17%	1,520	1,442	5%
Operating margin rate	13.1%	11.4%		13.0%	12.6%
Mission Systems fourth quarter 2018 sales increased 2 percent principally due to higher volume for Sensors and Processing programs. Sales for Advanced Capabilities and Cyber and ISR were comparable to the prior year period. Higher Sensors and Processing sales are primarily due to higher volume on communications, F-35 and restricted programs.
For 2018, Mission Systems sales increased 2 percent, principally due to higher volume for Sensors and Processing programs, partially offset by lower volume for Cyber and ISR and Advanced Capabilities programs. Sensors and Processing volume increased principally due to higher volume on restricted, communications, F-35 and electro-optical/infrared self-protection programs. Cyber and ISR sales declined primarily due to ramp-down on a restricted ISR program. Advanced Capabilities sales reflect lower volume on the JRDC program and follow on activity.
Mission Systems fourth quarter operating income increased 17 percent, and operating margin rate increased to 13.1 percent. The increase in operating income reflects higher sales volume and the 170 basis point improvement in operating margin rate reflects improved performance across the sector, principally on Cyber and ISR and Advanced Capabilities programs. For 2018, operating income increased 5 percent and operating margin rate increased to 13.0 percent. The increase in operating income reflects higher sales

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	8

and the increase in operating margin rate is principally due to improved performance on Cyber and ISR and Sensors and Processing programs.
Technology Services

	Fourth Quarter			Full Year
($ in millions)	2018	2017	Change	2018	2017	Change
Sales	$1,065	$1,152	(8%)	$4,297	$4,687	(8%)
Operating income	115	71	62%	443	449	(1%)
Operating margin rate	10.8%	6.2%		10.3%	9.6%
Technology Services fourth quarter 2018 sales decreased 8 percent due to the completion of several programs, including KC-10 and JRDC. These declines were partially offset by higher volume on several other programs, including the Special Electronic Mission Aircraft program. For 2018, Technology Services sales decreased 8 percent due to the same trends described for the fourth quarter.
Technology Services fourth quarter 2018 operating income increased 62 percent, and operating margin rate increased to 10.8 percent, principally due to contract close-out impacts of a state IT outsourcing program. For 2018, operating income decreased 1 percent due to lower volume, partially offset by a higher operating margin rate, which increased to 10.3 percent largely as a result of the noted contract close-out impacts.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	9

2019 Guidance
2019 financial guidance reflects the company's judgment based on the information available to the company at the time of this release. The government budget and appropriations processes can impact our customers, programs and financial results. Government budgets and appropriations, including the timing of appropriations and the occurrence of an extended continuing resolution and/or prolonged government shutdown, as well as a breach of the debt ceiling, can impact the company's ability to achieve 2019 guidance.

2019 Guidance
($ in millions, except per share amounts)	As of 1/31/19

Sales	~34,000

Segment operating margin %[1]	Low to mid 11%

Total net FAS/CAS pension adjustment[2]	~1,200

Unallocated corporate expense
Intangible asset amortization and PP&E step-up depreciation	~385
Other items	~250

Operating margin %	Mid to high 10%

Interest expense	~590

Effective tax rate %	Mid 17%

Weighted average shares outstanding	~170M

MTM-adjusted EPS[1]	18.50	—	19.00

Capital expenditures	~1,200

Free cash flow[1]	2,600	—	3,000

[1] Non-GAAP measure - see definitions at the end of this earnings release.
[2] Total Net FAS/CAS pension adjustment is presented as a single amount consistent with our historical presentation, and includes expected 2019 CAS pension cost of $770 million and FAS pension benefit of $430 million. In accordance with ASU No. 2017-07, $370 million of FAS (service-related) pension cost is reflected in operating income and $800 million of FAS (non-service) pension benefit is reflected below operating income. CAS pension cost continues to be recorded in operating income. See Schedule 4 for further information.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	10

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern Time on Jan. 31, 2019. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, space, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.

Forward-Looking Statements
This earnings release and the information we are incorporating by reference, and statements to be made on the earnings conference call, contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in the Form 10-K for the year ended December 31, 2018 and in our other filings with the Securities and Exchange Commission (SEC). They include:

•	our dependence on the U.S. government for a substantial portion of our business

•	significant delays or reductions in appropriations for our programs and U.S. government funding more broadly

•	investigations, claims, disputes, enforcement actions and/or litigation

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

•	our exposure to additional risks as a result of our international business, including risks related to geopolitical and economic factors, laws and regulations

•
the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation, our ability to do business, and our financial position, results of operations and/or cash flows

•	cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners

•	the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials, chemicals and components

•
changes in procurement and other laws, regulations and practices applicable to our industry, findings by the U.S. government as to our compliance with such laws and regulations, and changes in our customers’ business practices globally

•	increased competition within our markets and bid protests

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	11

•	the ability to maintain a qualified workforce

•
our ability to meet performance obligations under our contracts, including obligations that are technologically complex, require certain manufacturing expertise or are dependent on factors not wholly within our control

•	environmental matters, including unforeseen environmental costs and government and third party claims

•	natural disasters

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections

•
products and services we provide related to hazardous and high risk operations, including the production and use of such products, which subject us to various environmental, regulatory, financial, reputational and other risks

•
the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other postretirement benefit plans and legislative or other regulatory actions impacting our pension, postretirement and health and welfare plans

•	our ability successfully to integrate the Orbital ATK business and realize fully the anticipated benefits of the acquisition, without adverse consequences

•	our ability to exploit or protect intellectual property rights

•	our ability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities, including qualification of the Alliant Techsystems Inc. spin-off of Vista Outdoor Inc. as a tax-free transaction
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this earnings release is first issued or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2018	2017	2016
Sales
Product	$20,469	$16,364	$15,080
Service	9,626	9,640	9,626
Total sales	30,095	26,004	24,706
Operating costs and expenses
Product	15,785	12,527	11,197
Service	7,519	7,547	7,600
General and administrative expenses	3,011	2,712	2,632
Operating income	3,780	3,218	3,277
Other (expense) income
Interest expense	(562)	(360)	(301)
Net FAS (non-service) pension benefit	1,049	699	611
Mark-to-market pension and OPB (expense) benefit	(655)	536	(950)
Other, net	130	136	44
Earnings before income taxes	3,742	4,229	2,681
Federal and foreign income tax expense	513	1,360	638
Net earnings	$3,229	$2,869	$2,043

Basic earnings per share	$18.59	$16.45	$11.42
Weighted-average common shares outstanding, in millions	173.7	174.4	178.9

Diluted earnings per share	$18.49	$16.34	$11.32
Weighted-average diluted shares outstanding, in millions	174.6	175.6	180.5

Net earnings (from above)	$3,229	$2,869	$2,043
Other comprehensive loss
Change in unamortized prior service credit, net of tax expense of $19 in 2018, $35 in 2017 and $20 in 2016	(60)	(44)	(62)
Change in cumulative translation adjustment	(8)	(4)	(50)
Other, net	(6)	2	(1)
Other comprehensive loss, net of tax	(74)	(46)	(113)
Comprehensive income	$3,155	$2,823	$1,930

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	December 31, 2018	December 31, 2017
$ in millions, except par value
Assets
Cash and cash equivalents	$1,579	$11,225
Accounts receivable, net	1,448	1,054
Unbilled receivables, net	5,026	3,465
Inventoried costs, net	654	398
Prepaid expenses and other current assets	973	445
Total current assets	9,680	16,587
Property, plant and equipment, net of accumulated depreciation of $5,369 for 2018 and $5,066 for 2017	6,372	4,225
Goodwill	18,672	12,455
Intangible assets, net	1,372	52
Deferred tax assets	94	447
Other non-current assets	1,463	1,362
Total assets	$37,653	$35,128

Liabilities
Trade accounts payable	$2,182	$1,661
Accrued employee compensation	1,676	1,382
Advance payments and amounts in excess of costs incurred	1,917	1,761
Other current liabilities	2,499	2,288
Total current liabilities	8,274	7,092
Long-term debt, net of current portion of $517 for 2018 and $867 for 2017	13,883	14,399
Pension and OPB plan liabilities	5,755	5,511
Deferred tax liabilities	108	—
Other non-current liabilities	1,446	994
Total liabilities	29,466	27,996

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2018—170,607,336 and 2017—174,085,619	171	174
Paid-in capital	—	44
Retained earnings	8,068	6,913
Accumulated other comprehensive (loss) income	(52)	1
Total shareholders’ equity	8,187	7,132
Total liabilities and shareholders’ equity	$37,653	$35,128

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2018	2017	2016
Operating activities
Net earnings	$3,229	$2,869	$2,043
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	800	475	456
Mark-to-market pension and OPB expense (benefit)	655	(536)	950
Stock-based compensation	86	94	93
Deferred income taxes	234	985	(60)
Changes in assets and liabilities:
Accounts receivable, net	202	(209)	46
Unbilled receivables, net	(297)	(422)	(211)
Inventoried costs, net	(37)	25	(53)
Prepaid expenses and other assets	(56)	(92)	(117)
Accounts payable and other liabilities	381	570	18
Income taxes payable, net	(258)	(157)	148
Retiree benefits	(1,083)	(946)	(375)
Other, net	(29)	(43)	(125)
Net cash provided by operating activities	3,827	2,613	2,813

Investing activities
Acquisition of Orbital ATK, net of cash acquired	(7,657)	—	—
Capital expenditures	(1,249)	(928)	(920)
Other, net	28	39	115
Net cash used in investing activities	(8,878)	(889)	(805)

Financing activities
Payments of long-term debt	(2,276)	—	(321)
Net proceeds from issuance of long-term debt	—	8,245	749
Net (payments to) proceeds from credit facilities	(320)	(13)	135
Net borrowings on commercial paper	198	—	—
Common stock repurchases	(1,263)	(393)	(1,547)
Cash dividends paid	(821)	(689)	(640)
Payments of employee taxes withheld from share-based awards	(85)	(92)	(153)
Other, net	(28)	(98)	(9)
Net cash (used in) provided by financing activities	(4,595)	6,960	(1,786)
(Decrease) increase in cash and cash equivalents	(9,646)	8,684	222
Cash and cash equivalents, beginning of year	11,225	2,541	2,319
Cash and cash equivalents, end of year	$1,579	$11,225	$2,541

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
PRELIMINARY PRO FORMA FINANCIAL INFORMATION
CONSOLIDATED OPERATING RESULTS HIGHLIGHTS
(Unaudited)

Effective January 1, 2018, we adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Accounting Standards Update (ASU) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, using the full retrospective method. The adoption of these standards is reflected in our recast consolidated operating results highlights for each of the periods presented below.

	2016	2017				2017
	Total	Three Months Ended				Total
$ in millions, except per share amounts	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year
AS REPORTED
Sales	$24,508	$6,267	$6,375	$6,527	$6,634	$25,803
Segment operating income[1]	2,935	726	753	759	721	2,959
Segment operating margin rate[1]	12.0%	11.6%	11.8%	11.6%	10.9%	11.5%
Net FAS (service)/CAS pension adjustment	316	136	137	172	149	594
Unallocated corporate expense and other	(58)	(30)	(35)	(86)	(103)	(254)
Operating income	3,193	832	855	845	767	3,299
Operating margin rate	13.0%	13.3%	13.4%	12.9%	11.6%	12.8%
Interest expense	(301)	(75)	(76)	(73)	(136)	(360)
Other, net	31	16	28	13	53	110
Earnings before income taxes	2,923	773	807	785	684	3,049
Federal and foreign income tax expense	(723)	(133)	(255)	(140)	(506)	(1,034)
Effective income tax rate	24.7%	17.2%	31.6%	17.8%	74.0%	33.9%
Net earnings	$2,200	$640	$552	$645	$178	$2,015
Diluted EPS	12.19	3.63	3.15	3.68	1.01	11.47
Weighted average shares outstanding — Diluted	180.5	176.1	175.5	175.3	175.5	175.6

AS RECAST TO REFLECT ASC TOPICS 606 AND 715
Sales	$24,706	$6,410	$6,473	$6,569	$6,552	$26,004
Segment operating income[1]	2,864	741	759	756	647	2,903
Segment operating margin rate[1]	11.6%	11.6%	11.7%	11.5%	9.9%	11.2%
Net FAS (service)/CAS pension adjustment	457	154	154	170	160	638
Unallocated corporate expense and other	(52)	(33)	(40)	(89)	(103)	(265)
Operating income	3,269	862	873	837	704	3,276
Operating margin rate	13.2%	13.4%	13.5%	12.7%	10.7%	12.6%
Interest expense	(301)	(75)	(76)	(73)	(136)	(360)
Net FAS (non-service) pension (expense) benefit	(141)	(18)	(17)	2	(11)	(44)
Other, net	28	19	32	16	57	124
Earnings before income taxes	2,855	788	812	782	614	2,996
Federal and foreign income tax expense	(699)	(138)	(257)	(139)	(467)	(1,001)
Effective income tax rate	24.5%	17.5%	31.7%	17.8%	76.1%	33.4%
Net earnings	$2,156	$650	$555	$643	$147	$1,995
Diluted EPS	11.94	3.69	3.16	3.67	0.84	11.36
Weighted average shares outstanding — Diluted	180.5	176.1	175.5	175.3	175.5	175.6

[1]	Non-GAAP measure — see definitions at the end of this earnings release.

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
PRELIMINARY PRO FORMA FINANCIAL INFORMATION
SEGMENT OPERATING RESULTS
(Unaudited)

Effective January 1, 2018, we adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, using the full retrospective method. The adoption of ASC 606 is reflected in our recast segment operating results for each of the periods presented below.

	2016	2017				2017
	Total	Three Months Ended				Total
$ in millions	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year
AS REPORTED
Sales
Aerospace Systems	$10,828	$2,898	$2,970	$3,082	$3,005	$11,955
Mission Systems	10,928	2,739	2,781	2,837	3,025	11,382
Technology Services	4,825	1,194	1,175	1,183	1,198	4,750
Intersegment eliminations	(2,073)	(564)	(551)	(575)	(594)	(2,284)
Total	24,508	6,267	6,375	6,527	6,634	25,803

Segment operating income[1]
Aerospace Systems	1,236	312	315	334	298	1,259
Mission Systems	1,445	353	374	363	363	1,453
Technology Services	512	131	134	133	126	524
Intersegment eliminations	(258)	(70)	(70)	(71)	(66)	(277)
Total	$2,935	$726	$753	$759	$721	$2,959

AS RECAST TO REFLECT ASC TOPIC 606
Sales
Aerospace Systems	$10,853	$2,984	$3,003	$3,125	$3,019	$12,131
Mission Systems	11,161	2,800	2,859	2,836	2,975	11,470
Technology Services	4,765	1,190	1,162	1,183	1,152	4,687
Intersegment eliminations	(2,073)	(564)	(551)	(575)	(594)	(2,284)
Total	24,706	6,410	6,473	6,569	6,552	26,004

Segment operating income[1]
Aerospace Systems	1,198	323	320	344	302	1,289
Mission Systems	1,468	359	384	359	340	1,442
Technology Services	456	129	125	124	71	449
Intersegment eliminations	(258)	(70)	(70)	(71)	(66)	(277)
Total	$2,864	$741	$759	$756	$647	$2,903

[1]	Non-GAAP measure — see definitions at the end of this earnings release.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
PRELIMINARY PRO FORMA FINANCIAL INFORMATION
CONSOLIDATED OPERATING RESULTS HIGHLIGHTS
(Unaudited)
During the fourth quarter of 2018, we adopted the mark-to-market (MTM) method of accounting for our pension and OPB plans. The change in accounting method is reflected in our recast consolidated operating results highlights for each of the periods presented below.

	2016	2017	2018				2018
	Total Year	Total Year	Three Months Ended				Total Year
$ in millions, except per share amounts			Mar 31	Jun 30	Sep 30	Dec 31
	AS RECAST FOR ACCOUNTING CHANGE					AS REPORTED

Sales	$24,706	$26,004	$6,735	$7,119	$8,085	$8,156	$30,095
Segment operating income[1]	2,864	2,903	762	779	979	927	3,447
Segment operating margin rate[1]	11.6%	11.2%	11.3%	10.9%	12.1%	11.4%	11.5%
Net FAS (service)/CAS pension adjustment	457	638	127	137	176	173	613
Unallocated corporate expense and other	(44)	(323)	(41)	(99)	17	(157)	(280)
Operating income	3,277	3,218	848	817	1,172	943	3,780
Operating margin rate	13.3%	12.4%	12.6%	11.5%	14.5%	11.6%	12.6%
Interest expense	(301)	(360)	(143)	(144)	(133)	(142)	(562)
Net FAS (non-service) pension (expense) benefit	611	699	254	258	270	267	1,049
MTM (expense) benefit	(950)	536	—	—	—	(655)	(655)
Other, net	44	136	40	45	55	(10)	130
Earnings before income taxes	2,681	4,229	999	976	1,364	403	3,742
Federal and foreign income tax expense	(638)	(1,360)	(159)	(187)	(120)	(47)	(513)
Effective income tax rate	23.8%	32.2%	15.9%	19.2%	8.8%	11.7%	13.7%
Net earnings	$2,043	$2,869	$840	$789	$1,244	$356	$3,229
Diluted EPS	11.32	16.34	4.79	4.50	7.11	2.06	18.49
Weighted average shares outstanding — Diluted	180.5	175.6	175.4	175.4	174.9	172.6	174.6

[1]	Non-GAAP measure — see definitions at the end of this press release.

Northrop Grumman Reports Fourth Quarter and Full-Year 2018 Financial Results	18

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. Definitions for the non-GAAP measures are provided below and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of the release. Other companies may define these measures differently or may utilize different non-GAAP measures.
MTM-adjusted net earnings: Net earnings excluding MTM (expense) benefit and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance by presenting the company’s operating results before the non-operational impact of pension and OPB actuarial gains and losses. This measure is also consistent with how management views the underlying performance of the business as the impact of MTM accounting is not considered in management’s assessment of the company's operating performance or in its determination of incentive compensation awards. MTM-adjusted net earnings is reconciled in Table 1.
MTM-adjusted diluted EPS: Diluted earnings per share excluding the per share impact of MTM (expense) benefit and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance per share by presenting the company’s diluted earnings per share results before the non-operational impact of pension and OPB actuarial gains and losses. MTM-adjusted diluted EPS is reconciled in Table 1.
Segment operating income: Total earnings from our four segments, including allocated pension expense recognized under CAS, and excluding unallocated corporate items and FAS pension expense. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP. Segment operating income is reconciled in Table 1.
Segment operating margin rate: Segment operating income as defined above, and reconciled in Table 1, divided by sales. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP.
Cash provided by operating activities before after-tax discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before after-tax discretionary pension contributions has been provided for consistency and comparability of financial performance and is reconciled in Table 2.
Free cash flow: Net cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before after-tax discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. Free cash flow before after-tax discretionary pension contributions is a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow before after-tax discretionary pension contributions is reconciled in Table 2.

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Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com